Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2008 (October 21, 2008, as to Note Q), relating to the consolidated financial statements of Tesoro Corporation and subsidiaries (“the Company”) (which report expressed an unqualified opinion and included explanatory paragraphs relating to a change in the method of accounting for refined product sales and purchases transactions with the same counterparty that have been entered into in contemplation of one another, and for its pension and other postretirement plans and the restatement discussed in Note Q) and our report dated February 28, 2008, relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
DELOITTE & TOUCHE LLP
San Antonio, Texas
December 16, 2008